Exhibit 99.1

FINISH LINE COMMENTS ON FILING OF GENESCO LAWSUIT AND STATES GENESCO

IN BREACH OF MERGER AGREEMENT

INDIANAPOLIS September 24, 2007—The Finish Line, Inc. (NASDAQ:FINL) today made the following statement regarding the filing by Genesco Inc. (NYSE: GCO) of a suit in Chancery Court in Nashville, Tennessee, regarding the Company’s proposed acquisition of Genesco:

The Finish Line has complied with its obligations under the merger agreement, and as previously announced, continues to work on the closing documents. In that regard, The Finish Line has asked Genesco for certain financial and other information as well as access to Genesco’s Chief Financial Officer and financial staff. However, to date Genesco has not responded to and has refused to comply with these requests. These failures constitute a breach of the merger agreement, and The Finish Line is today notifying Genesco of same.

We regret that Genesco has chosen to initiate litigation. We are reviewing the Genesco lawsuit and will take the necessary steps to protect the interests of The Finish Line and its shareholders.

We have no further comment at this time.

About The Finish Line

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 698 Finish Line stores in 47 states and online, 95 Man Alive stores in 19 states and 7 Paiva stores in 7 states. To learn more about these brands, visit http://www.finishline.com, http://www.manalive.com and http://www.paiva.com.

Forward-looking Statements

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended. These forward-looking statements generally can be identified by use of statements that include words such as “expect,” “anticipate,” “believe,” “plan,” and other similar words. Forward-looking statements include, without limitation, statements regarding the merger agreement and the transactions contemplated thereby.

Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include matters relating to the merger agreement and the transactions contemplated thereby.

The company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACTS:

Investor Relations,

Kevin S. Wampler, Executive Vice President—CFO,

317-899-1022, ext 6914

Media Requests,

Elise Hasbrook, Corporate Communications Manager,

317-899-1022, ext 6827